December 15, 2011

Mr. Adam Scott Malamed

17001 Collins Avenue, Apt. 3101

Sunny Isles Beach, Florida 33160

Dear Adam:

I write to confirm the terms of your employment with Ladenburg Thalmann Financial Services Inc. (“LTFS”). Effective January 1, 2012, this letter agreement (“Agreement”) supersedes and replaces any prior agreements with Ladenburg Thalmann & Co. Inc. (“Ladenburg”) concerning your employment.

Effective January 1, 2012, you will be Chief Operating Officer of LTFS; you will also continue as a registered representative with Ladenburg.

Effective January 1, 2012, you will receive an annual base salary of $300,000.00, paid semi-monthly in accordance with Ladenburg’s customary payroll practices. You will also be entitled to customary Ladenburg brokerage commissions in accordance with firm policy and will be eligible to receive a discretionary bonus.

The term of this Agreement (the “Term”) shall begin on January 1, 2012 and shall extend until terminated by LTFS or by you by written notice to the other party in accordance with the terms of this Agreement.

You will be eligible for the benefits that LTFS provides to its employees as stated in the Ladenburg employee handbook, including health insurance, which is subject to change. LTFS shall pay for the costs of this health insurance for you and your eligible family members. LTFS will also grant you four (4) weeks of paid vacation time per calendar year which shall accrue in accordance with LTFS’s policies. During the Term, you shall be entitled to reimbursement by LTFS of your business expenses in accordance with LTFS’s policies.

Your employment and all of the above compensation and benefits are conditional upon your being registered and having the necessary examinations and licenses to perform your job, and your complying with all applicable compliance and regulatory requirements for employment as set forth in Ladenburg’s Employee Handbook (e.g., legal eligibility for employment and drug test). You hereby represent that you currently have Series 7, 9, 10, 24, 4, 87, 79 and 63 licenses.

As an LTFS employee and following the termination of the Term, you are required to maintain the confidentiality of all trade secrets and confidential or proprietary information, knowledge or data relating to LTFS and any of its subsidiaries (collectively, the “LTFS Companies”), which shall have been obtained by you during your employment by any of the LTFS Companies and which is not generally available public knowledge or publicly known within the relevant trade or industry (other than acts by you in violation of this letter agreement) (“Confidential Information”). Except as may be required or appropriate in connection with you carrying out your duties under this letter agreement, you shall not, without the prior written consent of LTFS, communicate or divulge any such Confidential Information to anyone other than any of the LTFS Companies and those designated by LTFS or on behalf of LTFS in the furtherance of its business or to perform duties thereunder; provided that you shall be permitted to disclose such information as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any of the LTFS Companies (in which case you shall use your reasonable best efforts in cooperating with the LTFS Companies in obtaining a protective order against disclosure by a court of competent jurisdiction) or in connection with the enforcement of this Agreement or any other agreement between you and any LTFS Company.

If your employment terminates, then for one year following the date of such termination (a) you agree not to hire, recruit, attempt to hire, solicit, or assist others in recruiting or hiring any person who is an employee or Registered Representative of any of the LTFS Companies for employment or affiliation as an independent contractor with any entity involved in or which may become involved in soliciting transactions in securities, any business engaged in investment banking, capital markets, independent brokerage, investment advisory or financial planning services or the provision of other services that are substantially similar to or competitive with the business of any of the LTFS Companies; and (b) you agree not to solicit or attempt to solicit any clients of any of the LTFS Companies (or prospective clients who have been contacted by any of the LTFS Companies within six months prior to the date of such termination).

For purposes of this Agreement, “Cause” means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony; (ii) alcoholism or drug addiction which materially impairs your ability to perform your duties hereunder; (iii) continued, intentional and willful failure to substantially and materially perform your material duties and responsibilities hereunder after LTFS provides you a written notice specifically identifying the manner in which you have failed to materially perform your duties and you have not cured such failure within thirty (30) days of such notice; (iv) willful and deliberate misconduct by you that results, or is reasonably likely to result, in material and demonstrative harm to any LTFS Company; or (v) substantial impairment from performing your duties for a period of longer than sixty (60) consecutive days or more than one hundred twenty (120) days during the Term as a result of an action taken by a regulatory body or self-regulatory agency.

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For purposes of this Agreement, “Good Reason” means, without your written consent, one of the following events: (i) a failure by LTFS to make any payments hereunder; (ii) any other breach of a material provision of this Agreement by LTFS, including without limitation a change in your title; or (iii) relocation of your office to a location more than 25 miles from Miami, Florida. For the avoidance of doubt, your removal as a member of Ladenburg’s management committee during the Term shall constitute a breach of a material provision of this Agreement. In order to constitute Good Reason, written notice from you specifically identifying the circumstances constituting Good Reason must be given within sixty (60) days of the occurrence; LTFS shall not have cured thirty (30) days after such notice; and you must terminate your employment within thirty (30) days thereafter.

In the event that your employment is terminated by LTFS without Cause or by you for Good Reason during the Term (other than any termination resulting from your employment by another LTFS Company), you shall be entitled to receive as severance (i) an amount equal to one year’s base salary payable over the course of one year in equal semi-monthly installments; and (ii) if you are eligible for and elect COBRA coverage for your health insurance, Ladenburg will make such payments on behalf of you and your eligible dependents for up to 18 months, provided that you do not obtain other health insurance coverage; provided, however, that all such payments shall be conditioned upon your execution of a release and waiver in favor of  the LTFS Companies delivered to you on or about the date of termination and effective within 90 days thereafter (which release shall not contain any restrictive covenants other than the ones set forth in this Agreement and shall not include a release of claims by you with respect to (1) any rights to enforce this Agreement or any other agreement between you and any LTFS Company, (2) any rights which arise after the date you execute such release, (3) any rights to vested or accrued benefits or entitlements under any applicable plan, policy, program, arrangement of, or other agreement with, any LTFS Company, (4) any rights as a shareholder of any LTFS Company or (5) any rights to indemnification and/or advancement of expenses under applicable law or any corporate governance document of any LTFS Company or any right to coverage under any applicable directors’ and officers’ liability insurance policies of any LTFS Company).

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You recognize and agree that it is reasonable and necessary to protect LTFS’s Confidential Information and to provide a smooth transition if you choose to leave LTFS.  Consequently, and as a condition to your receipt of the salary increase, your promotion, and other additional benefits contained in this Agreement, you agree to provide LTFS with one hundred twenty (120) days’ prior written notice of your intent to terminate your employment with LTFS (the “Notice Period”).  Through the Notice Period, you shall comply with all of your obligations to LTFS.  At any time prior to the end of the Notice Period, LTFS may, at its sole discretion: (i) require you to discontinue your duties, in whole or in part, including prohibiting you from further entry to any of LTFS’s premises or those of the LTFS Companies; (ii) discontinue or otherwise limit your access to confidential information; and/or (iii) require you to aid and assist in the transition process associated with your departure.  Notwithstanding the foregoing, unless LTFS terminates you for Cause prior to the expiration of the Notice Period, LTFS shall continue to pay your base salary and provide your medical and other benefits.  You agree that during the Notice Period you will not provide services for any entity involved in or which may become involved in soliciting transactions in securities, any business engaged in investment banking, independent brokerage, capital markets, investment advisory or financial planning services or the provision of other services that are substantially similar to or competitive with the business of any of the LTFS Companies, or otherwise engage in any competition with any of the LTFS Companies.

This Agreement, together with the signed forms in the Ladenburg hire packet, contains all of the terms of your employment on which we have agreed, and cannot be changed except by a writing signed by an appropriate senior corporate officer of the firm with authority to enter into an agreement for employment. No verbal representation or commitment concerning the terms of your employment will be binding. This Agreement supersedes all prior verbal and/or written communications between you and Ladenburg or LTFS with respect to your employment.

This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such state.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason by a court of competent jurisdiction or an arbitrator (designated in accordance with this Agreement), the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.  This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.  If any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in Miami, Florida in accordance with the rules and procedures of the Financial Industry Regulatory Authority then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award.

Any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered to the recipient, (ii) three (3) days after mailing by certified or registered mail, postage prepaid, return receipt requested or (iii) two (2) days after being sent by a nationally recognized overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier), to the party concerned, which to you, shall be addressed to your home address in LTFS’s records and, if to LTFS, shall be addressed to our corporate headquarters in Miami to the attention of the President and CEO.

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Notwithstanding anything to the contrary in this Agreement or elsewhere, if you are a “specified employee” as determined pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as of the date of your “separation from service” (within the meaning of Final Treasury Regulation 1.409A-1(h)) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting you to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six (6) months following your “separation from service” shall be paid or provided to you in a cash lump-sum, with interest at LIBOR, on the first business day of the seventh calendar month following the month in which your “separation from service” occurs.  In addition, any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to you upon a “separation from service”.  Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement that is exempt from Section 409A pursuant to Final Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of your second taxable year following your taxable year in which the “separation from service” occurs. Finally, for the purposes of this Agreement, amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

This Agreement shall be effective on both parties from the date first written above.

Adam, we are most excited about your continued employment and new responsibilities at LTFS and believe that you will continue to make a significant contribution to the firm.

Sincerely,

LADENBURG THALMANN FINANCIAL SERVICES INC.

By: /s/ Richard J. Lampen

Richard J. Lampen

President and Chief Executive Officer

Agreed and Accepted:

/s/ Adam Scott Malamed

Adam Scott Malamed

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